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                                                                      EXHIBIT 12

Computation of Ratio of Earnings to Fixed Charges (amounts in thousands)




                                                                       -------------------------------------------------------------
                                                                                             Year Ended May 31,
                                                                          1993        1994         1995         1996        1997
                                                                       -------------------------------------------------------------


Loss before income tax benefit & minority interest                     $(40,480)    $(39,885)    $(47,117)    $(28,212)    $(40,437)
                                                                       ========     ========     ========     ========     ========
Fixed Charges:
    Interest, including amortization of debt issuance costs              16,483       21,397       23,996       27,886       33,379
    Interest capitalized                                                   --           --           --          5,200        2,752
    Interest portion of rent expense                                        241          283          547          674        1,410
                                                                       --------     --------     --------     --------     --------
Total fixed charges                                                      16,724       21,680       24,543       33,760       37,541
                                                                       ========     ========     ========     ========     ========
Adjustments:
Capitalized interest                                                       --           --           --         (5,200)      (2,752)
                                                                       ========     ========     ========     ========     ========
Total adjustments                                                             0            0            0       (5,200)      (2,752)
                                                                       ========     ========     ========     ========     ========
Earnings, as defined                                                   $(23,756)    $(18,205)    $(22,574)    $    348     $ (5,648)
                                                                       ========     ========     ========     ========     ========
Ratio of earnings to fixed charges(1)                                      --           --           --           --           --
                                                                       ========     ========     ========     ========     ========
Amount by which earnings are less than fixed charges                   $(40,480)    $(39,885)    $(47,117)    $(33,412)    $(43,189)
                                                                       ========     ========     ========     ========     ========

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(1) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.


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